DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS
                     STATE OF HAWAII
                  ARTICLES OF AMENDMENT

                        ARTICLE I
                           NAME
The name of the Corporation is MAUI LAND & PINEAPPLE
COMPANY, INC.

                        ARTICLE II
                        AMENDMENTS
Paragraph (a) of Article IV of the Corporation's Restated
Articles of Association is amended and restated in its entirety as follows:

          The amount of the authorized capital stock of the corporation is Eight Million (8,000,000) shares of common stock without par value.

The first two sentences of paragraph (b) of Article V of the Corporation's Restated Articles of Association are deleted and replaced with the following:

          The Board of Directors shall consist of such number of persons, not less than nine (9) nor more than twelve (12) as shall be determined in accordance with the Bylaws from time to time.
          The Board of Directors shall be divided into three classes, with each class consisting of one-third of the total number of directors (or as near to this as possible). Each class shall hold office for a period of three years, with a term of office expiring at the third annual meeting of shareholders following his or her election, and when his or her successor has been duly elected and qualified.


                         ARTICLE III
                     OUTSTANDING SHARES

The total number of shares outstanding is 7,195,800.


                         ARTICLE IV
                   ADOPTION OF AMENDMENTS
      The amendment to paragraph (a) of Article IV was adopted at a meeting of the shareholders held on December 11, 2003. Of the 7,195,800 outstanding shares of common stock of the Corporation, constituting the sole voting group, 7,195,800 votes were entitled to be cast, 5,255,543 shares were voted for the amendment and 1,784,046 shares were voted against the amendment.

	The first sentence of the amendment to paragraph (b) of
Article V was adopted at a meeting of the shareholders held on December 11, 2003. Of the 7,195,800 outstanding shares of common stock of the Corporation, constituting the sole voting group, 7,195,800 votes were entitled to be cast, 6,344,820 shares were voted for the amendment and 228,221 shares were voted against the amendment.

	The remainder of the amendment to paragraph (b) of
Article V was adopted at a meeting of the shareholders held on December 11, 2003. Of the 7,195,800 outstanding shares of common stock of the Corporation, constituting the sole voting group, 7,195,800 votes were entitled to be cast, 6,105,826 shares were voted for the amendment and 468,215 shares were voted against the amendment.

      The undersigned certifies under the penalties of Section
414-20, Hawaii Revised Statutes, that the undersigned has read the above statements and that the same are true and correct.

Signed this 11th day of December 2003.

                            /S/ DAVID C. COLE
                                David C. Cole
                                President & Chief Executive Officer